As filed with the Securities and Exchange Commission on February 16, 2010.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Emerald Dairy Inc.

(Exact name of registrant as specified in its charter)

Nevada	80-0137632
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

11990 Market Street, Suite 205, Reston, VA	20109
(Address of principal executive offices)	(Zip Code)

2009 Equity Incentive Plan

(Full title of the plan)

Shu Kaneko
Chief Financial Officer
Emerald Dairy Inc.
11990 Market Street, Suite 205
Reston, Virginia 20190

(Name and address of agent for service)

(703) 867-9247

(Telephone number, including area code, of agent for service)

Copy to:
Jeffrey A. Rinde, Esq.
Blank Rome LLP
405 Lexington Avenue
New York, New York  10174

Indicate by check mark whether the registrant is a  large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
common stock $0.001 per value per share	1,500,000 shs (1)	$1.144 (2)	$1,716,000 (2)	$122.35

(1)           In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement also registers an indeterminate number of shares of the registrant’s common stock which may be issued pursuant to the anti-dilution provisions of  the registrant's 2009 Equity Incentive Plan (“Plan”).

(2)           Calculated solely for the purpose of determining the registration fee.  pursuant to Rule 457 under the Securities Act of 1933, as amended, based upon, (i) as to the 1,463,200 outstanding options and stock appreciation rights to purchase shares of common stock under the Plan, upon the exercise prices thereof, and (ii) as to 36,800 shares of common stock that may be issued pursuant to options or other  awards currently available for grant under the Plan, upon the average of the high and low sales prices of the common stock of the registrant as reported on February 10, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee
Plan Annual Information.*

*            Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the registrant with the Securities and Exchange Commission (the "SEC") (SEC Exchange Act File no 000-52174) are incorporated by reference in this Registration Statement:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on April 9, 2009.

2.	Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2007 filed with the SEC on January 16, 2009.

3.	Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2008 filed with the SEC on January 30, 2009.

4.	Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2008 filed with the SEC on January 30, 2009.

5.	Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2008 filed with the SEC on January 30, 2009.

6.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 15, 2009.

7.	Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 14, 2009.

8.	Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 with the SEC on November 16, 2009.

9.	Current Reports on Form 8-K/A filed with the SEC on January 7 2009 and January 14, 2009.

10.	Current Reports on Form 8-K filed with the SEC on March 6, 2009, August 20, 2009, December 4, 2009, December 31, 2009, January 7, 2010 and February 10 , 2010.

11.	The description of the registrant's common stock contained in its Registration Statement on Form 10-SB together with any amendments thereto.

12.
All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents.

Any reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed documents which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable

Item 6. Indemnification of Directors and Officers.

Under Nevada Revised Statutes Section 78.138, a director or officer is generally not individually liable to the registrant or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer, unless it is proven that:

·	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

·	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of the registrant will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in the performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the registrant’s right or the right of any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

As permitted by Nevada law, the registrant’s By-Laws include a provision which provides for indemnification of a director or officer by it against expenses, judgments, fines and amounts paid in settlement of claims against the director or officer arising from the fact that he was a director or officer, provided that the director or officer acted in good faith and in a manner he believed to be in or not opposed to the registrant’s best interests.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description

5	Opinion of Snell & Wilmer LLP

23.1	Consent of Windes & McClaughry, LLP

23.2	Consent of Snell & Wilmer LLP (included in Exhibit 5)

24	Power of Attorney (included on the Signature Page of this Registration Statement)

99.1	Emerald Dairy Inc. 2009 Equity Incentive Plan, incorporated by reference to Appendix A to the registrant’s Definitive Information Statement on Schedule 14C filed with the SEC on January 21, 2010.

Item 9. Undertakings.

(a)        The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)             To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendments thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on February 12,  2010.

Emerald Dairy Inc.

By:	/s/ Yang Yong Shan
Yang Yong Shan
President and Chief Executive Officer

Each person whose signature appears below authorizes Yang Yong Shan as his true and lawful attorney-in-fact with full power of substitution, to sign the Registration Statement on Form S-8 of Emerald Dairy Inc., including any and all post-effective amendments thereto, in the name and on behalf of each such person, individually and in each capacity stated below, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Yang Yong Shan	Chairman of the Board, Chief Executive Officer,	February 12, 2010
Yang Yong Shan	President and a Director (Principal Executive Officer)

/s/ Shu Kaneko	Chief Financial Officer and Secretary	February 12, 2010
Shu Kaneko	(Principal Financial and Accounting Officer)

/s/ Niu Wan Chen	Vice President of Sales and a Director	February 12, 2010
Niu Wan Chen

/s/ Qin Si Bo	Vice President of Production and a Director	February 12, 2010
Qin Si Bo

/s/ Yuan Yong Wei	Vice President of Operation and a Director	February 12, 2010
Yuan Yong Wei

Exhibit Index

Exhibit No.	Description

5	Opinion of Snell & Wilmer LLP

23.1	Consent of Windes & McClaughry, LLP

23.2	Consent of Snell & Wilmer LLP (included in Exhibit 5)

24	Power of Attorney (included on Signature Page of the Registration Statement)

99.1	Emerald Dairy Inc. 2009 Equity Incentive Plan, incorporated by reference to Appendix A to the registrant’s Definitive Information Statement on Schedule 14C filed with the SEC on January 21, 2010.